Exhibit 99.1

Yadkin Financial Corporation and NewBridge Bancorp Announce Signing of Definitive Merger Agreement

Company Release – 10/13/2015 06:45

Strengthening North Carolina’s Largest Community Bank with Greater than $7 Billion in Assets

RALEIGH, N.C. & GREENSBORO, N.C. --(BUSINESS WIRE)--  Yadkin Financial Corporation (NYSE:YDKN, or “Yadkin”) and NewBridge Bancorp (NASDAQ:NBBC, or “NewBridge”) jointly announced today that they have entered into a definitive merger agreement, pursuant to which Yadkin will acquire NewBridge. The combination will strengthen Yadkin as the largest community bank headquartered in North Carolina.

Based on financials reported on June 30, 2015, the combined company would have total assets of $7.1 billion, deposits of $5.2 billion and loans of $5.0 billion. Yadkin will operate in all major North Carolina markets, enhancing its statewide presence in its existing footprint and expanding into the Piedmont Triad.

Yadkin will acquire 100% of the outstanding shares of NewBridge in exchange for shares of Yadkin’s common stock. The exchange ratio has been fixed at 0.50 shares of Yadkin’s common stock for each share of NewBridge which equates to a deal value of $11.40 per share, or approximately $456 million in the aggregate, based on YDKN’s closing price of $22.79 as of October 12, 2015.

Scott M. Custer, YDKN’s President and Chief Executive Officer, stated, “We are excited about our merger with NewBridge, which strengthens Yadkin’s leading position as the largest community bank in North Carolina. Our combined statewide presence coupled with our shared commitment to providing best in class service uniquely positions our franchise to grow as the premier community bank in the state. The merger will also increase our presence in South Carolina with the addition of offices in the Greenville-Spartanburg and Charleston markets.”

Pressley A. Ridgill, President and Chief Executive Officer of NBBC, said, “We believe that Yadkin is the ideal partner for our bank. Both of our companies are deeply committed to our communities, and this merger will allow us to better provide quality banking services to our customers, a rewarding workplace for our employees and superior value to our shareholders.“

Yadkin will be governed by a 15 member Board of Directors consisting of 10 Yadkin directors and 5 NewBridge directors. Joseph Towell will remain Chairman of the Board, Scott Custer will remain Chief Executive Officer, and Terry Earley will remain Executive VP & Chief Financial Officer of the combined company. Pressley Ridgill will be a consultant to Yadkin.

Upon closing of the merger, Yadkin Financial Corporation shareholders will own approximately 61.3% of the combined company and NewBridge Bancorp existing shareholders will own approximately 38.7% of the combined company. The name of the holding company will remain Yadkin Financial Corporation and continue to be headquartered in Raleigh, North Carolina.

The transaction has been unanimously approved by the Board of Directors of each company and is expected to close in early Q2 2016, subject to shareholder and regulatory approval and other customary closing conditions.

Keefe, Bruyette & Woods, Inc. served as financial advisor to Yadkin, and Sandler O’Neill + Partners, L.P. served as financial advisor to NewBridge Bancorp. Skadden, Arps, Slate, Meagher & Flom LLP provided legal counsel to Yadkin Financial Corporation, and Brooks, Pierce, McLendon, Humphrey and Leonard LLP and Wachtell, Lipton, Rosen & Katz provided legal counsel to NewBridge Bancorp.

Conference Call

A conference call to discuss the transaction is scheduled for 10:00 a.m. Eastern Time (ET) on October 13, 2015. Those wishing to participate in the call may dial toll-free 1-888-228-0571 and requesting the Yadkin Financial Corporation Investor Call. Participants should dial in at least 15 minutes before the call begins.

A presentation regarding the transaction will be discussed on this call and can be accessed online by registering at: https://cc.callinfo.com/cc/s/registrations/new?cid=1395u63icctlu, or for download at www.yadkinbank.com and at www.newbridgebank.com on the investor relations page.

About Yadkin Financial Corporation

Yadkin Financial Corporation is the holding company for Yadkin Bank, a full-service state-chartered community bank providing services in 70 branches across North Carolina and upstate South Carolina. Serving over 80,000 customers, Yadkin has assets of $4.3 billion. Yadkin Bank's primary business is providing banking, mortgage, investment and insurance services to residents and businesses across the Carolinas. Yadkin Bank provides mortgage-lending services through its mortgage division, Yadkin Mortgage, headquartered in Greensboro, NC. Yadkin Bank's SBA Lending (Government Guaranteed Lending) is headquartered in Charlotte, NC. Yadkin Financial Corporation's website is www.yadkinbank.com. Yadkin Financial Corporation's common stock is traded on the NYSE under the symbol YDKN.

About NewBridge Bancorp

NewBridge Bancorp (NASDAQ: NBBC) is the holding company for NewBridge Bank, a $2.8 billion community-focused bank headquartered in Greensboro, North Carolina. Through 42 branches, NewBridge Bank provides a comprehensive array of personal financial solutions including banking, lending and wealth management services. NewBridge Bank's commercial teams provide customized lending services, including SBA loans, along with sophisticated deposit and treasury management solutions to small businesses and middle market corporations. With continuous operations dating back to 1910 in the Piedmont Triad Region of North Carolina (Greensboro-Winston-Salem-High Point), NewBridge Bank's served markets have expanded to also include Charlotte-Gastonia-Concord, Raleigh-Durham-Chapel Hill, and Wilmington in North Carolina, and Greenville-Spartanburg and Charleston in South Carolina. To make NewBridge Bank your preferred financial partner, please visit us in our offices or online at www.newbridgebank.com.

FORWARD-LOOKING STATEMENTS

The information presented herein contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Yadkin's and NewBridge's expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "target," "estimate," "continue," "positions," "prospects" or "potential," by future conditional verbs such as "will," "would," "should," "could" or "may", or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Yadkin and NewBridge, including future financial and operating results, expected cost savings, expected impact on future earnings, the combined company's plans, objectives, expectations and intentions and other statements that are not historical facts. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and you are cautioned not to place undue reliance on any forward-looking statements. We assume no duty to update forward-looking statements.

In addition to factors previously disclosed in Yadkin’s and NewBridge's reports filed with the Securities and Exchange Commission, the following factors among others, could cause actual results to differ materially from forward-looking statements: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by Yadkin and NewBridge shareholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating the Yadkin and NewBridge businesses or fully realizing cost savings and other benefits; business disruption following the proposed transaction; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the reaction to the transaction of the companies' customers, employees and counterparties; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

ADDITIONAL INFORMATION ABOUT THE PROPOSED TRANSACTION AND WHERE TO FIND IT

This communication is being made in respect of the proposed transaction involving Yadkin and NewBridge. This material is not a solicitation of any vote or approval of Yadkin’s or NewBridge’s shareholders and is not a substitute for the joint proxy statement/prospectus or any other documents which Yadkin and NewBridge may send to their respective shareholders in connection with the proposed merger. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

In connection with the proposed transaction, Yadkin intends to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will include a joint proxy statement of Yadkin and NewBridge and a prospectus of Yadkin, as well as other relevant documents concerning the proposed transaction. Investors and security holders are also urged to carefully review and consider each of Yadkin’s and NewBridge’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. Both NewBridge and Yadkin will mail the joint proxy statement/prospectus to their respective shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SHAREHOLDERS OF YADKIN AND NEWBRIDGE ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when available) and other filings containing information about Yadkin and NewBridge at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus (when available) and the other filings may also be obtained free of charge at Yadkin’s website at www.Yadkinbank.com, or at NewBridge’s website at www.newbridgebank.com.

Yadkin, NewBridge and certain of their respective directors and executive officers, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of Yadkin’s and NewBridge’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of Yadkin and their ownership of Yadkin common stock is set forth in the proxy statement for Yadkin’s 2015 Annual Meeting of Shareholders, as filed with the SEC on Schedule 14A on April 10, 2015. Information about the directors and executive officers of NewBridge and their ownership of NewBridge’s common stock is set forth in the proxy statement for NewBridge’s 2015 Annual Meeting of Shareholders, as filed with the SEC on a Schedule 14A on April 2, 2015. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Source: Yadkin Financial Corporation and NewBridge Bancorp